FactSet Appoints Robin Abrams Chair of the Board of Directors

Siew Kai Choy and Lee Shavel appointed to the Board; Phil Hadley and Scott Billeadeau to retire

NORWALK, Conn., June 24, 2020 - FactSet (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, announced that its Board of Directors has appointed Robin Abrams to succeed Phil Hadley as chair. FactSet also announced the appointment of two new directors, Siew Kai Choy and Lee Shavel, who will both serve as members of the Audit Committee.

Abrams joined the FactSet Board of Directors in 2011 and is currently a member of the Audit and the Nominating and Corporate Governance Committees. She also serves on the board of HCL Technologies Ltd., a global offshore IT and software development company. Abrams’s experience includes working as CEO for major technology companies, including ZILOG, Inc., a provider of microcontroller products, and VeriFone, a world leader in payment and commerce solutions, and holding senior leadership positions at Apple and Palm Computing. In addition, she serves on the boards of other technology firms such as Sierra Wireless, Inc., and Lattice Semiconductor Corporation. Abrams received her BA in political science and history and her JD from the University of Nebraska.

Choy has over 30 years of experience in the investment management industry and retired in 2018 from Singapore’s sovereign wealth fund, GIC Private Limited, after 20 years of service. He was a Managing Director of GIC and held key leadership positions in the Equities Investment Department, Risk and Performance Management, Enterprise Data and Analytics, Governance, and GIC Innovation Labs, with experience ranging across all investment classes, including equities, fixed income, treasury, private equities, and real estate. Choy recently served as a Distinguished Careers Institute Fellow at Stanford University and holds a BSc in Computer Science and Management Science from the University of Keele, Staffordshire, United Kingdom.

Shavel is executive vice president and chief financial officer of Verisk Analytics, Inc., a global data analytics company. Shavel has been at Verisk since 2017 and is responsible for all financial and strategic functions. Before joining Verisk, he served as executive vice president and chief financial officer of Nasdaq, Inc., from 2011 to 2016. His previous experience includes working as managing director and Americas head of Financial Institutions Investment Banking at Bank of America Merrill Lynch. Shavel graduated with honors from the University of Pennsylvania, with a B.A. in English and a B.S. in Economics from The Wharton School.

Hadley, who has served as chair of FactSet’s Board since 2000 and its chief executive officer from 2000 through 2015, retired on June 23. In addition, Scott Billeadeau, who joined the Board in 2001, will be retiring effective at the time of the Company’s 2020 annual meeting of stockholders, currently anticipated to be on or around December 17, 2020. Billeadeau has most recently served as Audit Committee chair, playing a key role in overseeing FactSet’s financial policies and risk management.

Phil Hadley said, “It has been my distinct pleasure to have served the FactSet community since 1985, including for fifteen years as CEO. I want to thank our dedicated team members for their efforts and commitment to growing this wonderful company. I am confident in FactSet’s continued success under its strong management team, as well as Robin’s leadership as incoming chair. I have worked with her for nine years and her experience and expertise are invaluable.”

“I am honored to succeed Phil Hadley as Board chair,” said Robin Abrams. “Phil’s leadership as both CEO and chair has helped guide FactSet’s strategic vision and I want to express our deep appreciation to him and Scott for their dedication to the Board. I also look forward to welcoming Siew Kai and Lee to the Board and working with them to fuel FactSet’s next chapter, further the company’s transformation, and drive value for employees, clients, and stakeholders.”

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 128,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

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